SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   December 16, 2015

ONSTREAM MEDIA CORPORATION

(Exact name of registrant as specified in its charter)

Florida

(State or Other Jurisdiction of Incorporation)

    000-22849                                                         65-0420146

                (Commission File Number)                               (IRS Employer Identification Number)

   1291 SW 29 Avenue, Pompano Beach, Florida 33069

(Address of executive offices and Zip Code)

(954) 917-6655

(Registrant's Telephone Number, Including Area Code)

______________________________

(Former name or former address, if changed since last report)

            Check the appropriate box below if the Form 8-K filing is intended to satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]             Written communications pursuant to Rule 425 under the Securities Act (17 CRF 230.425)

[  ]             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]             Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                   Entry into a Material Definitive Agreement

On December 16 and 18, 2015, we received aggregate gross proceeds of approximately $2.1 million for our sale of a defined subset of Infinite Conferencing’s (“Infinite’) audio conferencing customers (and the related future business to those customers) (“Sold Accounts”) to Infinite Conferencing Partners LLC, a Florida limited liability company (“Partners”). The Sold Accounts represent historical annual revenues of approximately $2.7 million.

On March 5 and 6, 2015, we received aggregate gross proceeds of $1.0 million for our sale of a defined subset of Infinite’s audio conferencing customers (and the related future business to those customers) (“Previously Sold Accounts”) to Partners. The Previously Sold Accounts represent historical annual revenues of approximately $1.3 million.

In connection with the December 2015 sale, Infinite and Partners entered into an Amended and Restated Make Whole Agreement which provides that if the combined revenues from the Sold Accounts and the Previously Sold Accounts (“Combined Revenues”) falls below approximately $3.2 million, Infinite will transfer additional customer accounts to Partners (which will become part of the Sold Accounts) sufficient to bring the Combined Revenues back to approximately $4.0 million (or the equivalent in cash flow). Onstream Media Corporation (“Onstream”) and Infinite have also committed that in the event there is any impediment, which directly or indirectly is caused by, or relates in any way to Infinite or Onstream, which would prevent more than 20% of the Combined Revenues being earned or distributed to Partners, Infinite and Onstream would take all necessary steps to ensure that such impeded revenue or revenue shortfall is otherwise earned or distributed or shall pay the amount of such impeded revenue or revenue shortfall to Partners to the extent due on a quarterly basis.

In connection with the December 2015 sale, Infinite and Partners entered into an Amended and Restated Membership Interest Option Agreement (“Option Agreement”) whereby we have the right for the two-year period through December 16, 2017 to buy 100% ownership (i.e., all of the membership interests) of Partners by payment of the combined purchase price of the Sold Accounts and the Previously Sold Accounts plus $100,000 (“Purchase Price”), plus a premium, which premium increases on a pro-rata basis to 10% of the Purchase Price over the two year period, subject to a minimum premium of 5%. Starting six months after the Effective Date, Partners may sell the Sold Accounts to a third party, provide that they must provide us four month written advance notice of such sale during which four month period we have the right to exercise our rights under the Option Agreement. In the event we do not exercise our rights under the Option Agreement, and Partners sells the Customer Accounts to a third party, we are entitled to receive 50% of any excess of the sales price to the third party over what would have been our option price under the Option Agreement.

The Option Agreement provides that during the two-year option term, and until the option closing in the event of a timely exercise of the option thereunder, neither Partners nor its members will (i) encumber any of Partners’ assets or membership interests to any party, other than Infinite, (ii) incur any liability whatsoever, whether actual or contingent, other than per the terms and provisions of the partnership operating agreement and the MSA or (iii) place a lien on the Sold Accounts.

In connection with the December 2015 sale, Infinite and Partners entered into an Amended and Restated Management Services Agreement (“MSA”) that provides for Infinite to continue to invoice the Sold Accounts and the Previously Sold Accounts but the payments when received from those Sold Accounts and the Previously Sold Accounts will be deposited in a segregated Partners owned bank account. Partners will return those customer proceeds to Infinite on a weekly basis in the form of a Management Fee, after deducting a certain amount representing (i) Partners’ guaranteed return (which is 30% per annum of the Purchase Price with the first six months guaranteed regardless of whether we exercise our rights under the Option Agreement or the MSA is otherwise terminated) and (ii) accounting fees payable to the third-party accounting firm as discussed below. Infinite will continue to service the Sold Accounts, incurring and absorbing all related costs of doing so – i.e., Partners will have no operating responsibilities and no operating costs related to the sold accounts other than to pay the Management Fee to Infinite. The MSA defines specific services, along with certain minimum standards of quality for such services, required to be provided by Infinite with respect to the Sold Accounts.

Partners has engaged a third-party accounting firm to manage all cash transactions under the MSA and Infinite, Partners and the accounting firm have entered into a separate agreement (Agreement Re Distributions) whereby the accounting firm has explicitly agreed to carry out the terms of the MSA and other related documents executed between Infinite and Partners, particularly with respect to distributions of funds and to not vary from that except upon joint written instructions from Infinite and Partners. We have agreed to be responsible for the fees of the third-party accounting firm, which we expect will be approximately $35,000 to $40,000 per year.

The MSA has a two year term expiring on December 16, 2017, unless and until terminated by mutual consent of the parties or pursuant to certain termination rights as follows. Partners has the right to terminate the MSA, effective immediately upon written notice to Infinite, in the event of the following: (i) an Infinite Event of Default or (ii) the sale by Partners of the Sold Accounts subject to the terms of the Membership Interest Option Agreement.  An Infinite Event of Default is (i) Bankruptcy of Infinite (as defined), (ii) a lack of compliance by Infinite with the provisions of the MSA which is continuing five (5) business days after receiving written notice from partners specifying such lack of compliance or (iii) a breach by Infinite or Onstream of any obligation under the Make Whole Agreement. Infinite has the right to terminate the MSA, effective immediately upon written notice to Partners, in the event of a Partners Event of Default. A Partners Event of Default is (i) a deliberate and material lack of compliance by Partners with the provisions of the MSA which is continuing five (5) business days after receiving written notice from Infinite specifying such lack of compliance or (ii) a breach by Partners of Partners’ obligations under the Membership Interest Option Agreement.

Notwithstanding termination of the MSA, only for so long as the Infinite owns the Sold Accounts, Partners shall continue to pay the Management Fee, provided that Partners may deduct from such Management Fee Partners’ payment of all reasonable costs of providing the services to the Sold Accounts otherwise required to be provided by Infinite under the MSA.

The MSA contains provisions that prohibit (i) Infinite servicing the Sold Accounts for a period of two years after the termination of the MSA and (ii) Partners communicating with the Sold Accounts or with Infinite’s employees, vendors, consultants or agents during the term of the MSA.

A portion of the proceeds from the December 2015 sale were used by us to pay $1.0 million against the outstanding principal balance of our secured senior note payable to Sigma Opportunity Fund II, LLC as well as approximately $362,000 against the outstanding principal balances of certain other subordinated notes payable. The remaining proceeds from the December 2015 sale were or are intended to be used by us to pay up to approximately $200,000 against the outstanding principal balances of certain other subordinated notes payable as well as certain financing and legal fees and other operating expenses.

The limited partners of Partners include two Onstream directors (one of whom is also the executive officer primarily responsible for Infinite’s operations) and two other officers of Onstream/Infinite (who are not Onstream or Infinite directors), for total related party ownership of approximately 25%. Another individual (not considered to be a related party with respect to those limited partners, Onstream or Infinite) serves as general partner, and is solely responsible for administering the activities of Partners as outlined above. We have agreed to be responsible for certain compensation and expense payments to the general partner, which we expect will be approximately $30,000 to $35,000 per year.

The above summary is qualified in its entirety by the contents of the transaction documents, which are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4 to Item 9.01 of this Form 8-K and which are incorporated herein by reference.

Item 9.01       Financial Statements and Exhibits

(c) Exhibits

Exhibit No.    Description

10.1             Amended and Restated Management Services Agreement between Infinite Conferencing Partners LLC and Infinite Conferencing, Inc., dated December 16, 2015

10.2             Amended and Restated Make Whole Agreement between Infinite Conferencing Partners LLC, Onstream Media Corporation and Infinite Conferencing, Inc., dated December 16, 2015

10.3             Amended and Restated Membership Interest Option Agreement between Infinite Conferencing Partners LLC and Infinite Conferencing, Inc., dated December 16, 2015

10.4             Agreement Re Distributions between Infinite Conferencing Partners LLC, Infinite Conferencing, Inc. and Kaufman, Rossin & Co, dated December 16, 2015

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONSTREAM MEDIA CORPORATION
	By:	/s/ Robert E. Tomlinson
December 22, 2015		Robert E. Tomlinson, CFO

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